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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement of SRS Labs, Inc. pertaining to SRS Labs, Inc. Stock Option Agreement dated January 19, 1994 between SRS Labs, Inc. and Stephen V. Sedmak on Form S-8 of our report dated May 10, 1996 (except for information pertaining to the reverse stock split and reincorporation described in Note 1 as to which the date is June 28, 1996), appearing in the Company's Prospectus dated August 8, 1996, filed with the Commission on August 12, 1996, pursuant to Rule 424(b).


/s/ Deloitte & Touche LLP

Costa Mesa, California
December 30, 1996